Exhibit 99.1

United Rentals, Inc.
Five Greenwich Office Park
Greenwich, CT 06831

tel: 203 622 3131
fax: 203 622 6080

unitedrentals.com

UNITED RENTALS AMENDS SHAREHOLDER RIGHTS PLAN

GREENWICH, Conn. — October 17, 2008 — United Rentals, Inc. (NYSE: URI) today announced that its Board of Directors has amended the company’s Shareholder Rights Plan to reduce the triggering threshold under the Plan to 15% from its previous level of 25%. As a result of the amendment, and subject to certain exceptions, the Rights will be triggered if a person or group acquires beneficial ownership of 15% or more of the company’s common shares.

          Any current holder of more than 15% of the company’s common stock will not trigger the Rights, however, unless it subsequently acquires an additional .001% of the company’s common shares.

          The reduction of the company’s unusually high triggering threshold was adopted in light of the current volatile state of the equity market, and the company’s current lower share price. The company did not otherwise amend the Plan or extend its duration.

          A copy of the amendment to the company’s amended Shareholder Rights Plan is being filed on a Form 8-K today with the Securities and Exchange Commission.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world, with an integrated network of over 665 rental locations in 48 states, 10 Canadian provinces and Mexico. The company’s approximately 10,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers for rent over 2,900 classes of rental equipment with a total original cost of $4.3 billion. United Rentals is a member of the Standard & Poor’s MidCap 400 Index and the Russell 2000 Index® and is headquartered in Greenwich, Conn. Additional information about United Rentals is available at www.unitedrentals.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. These statements can generally be identified by words such as “believes,” “expects,” “plans,” “intends,” “projects,” “forecasts,” “may,” “will,” or “should,” or by discussions of vision, strategy or outlook. Our businesses and operations are subject to a variety of risks and uncertainties, many of which are beyond our control, and, consequently, actual results may differ materially from those projected by any forward-looking statements. For a description of possible uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, as well as to our subsequent filings with the SEC. Our forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

Contact:
Hyde Park Financial Communications
Fred Bratman
(203) 618-7318
cell: (917) 847-4507
fbratman@hydeparkfin.com